Exhibit 99.01


NEWS






Media Contact:    Marc Rice
                           404-506-5333 or 1-866-506-5333
                           MEDIA@SOUTHERNCOMPANY.COM
                           WWW.SOUTHERNCOMPANY.COM

Investor Relations Contact:
                           Glen Kundert
                           404-506-5135
                           GAKUNDER2@SOUTHERNCO.COM


                                                        April 30, 2003

                Southern Company announces first quarter earnings

ATLANTA - Southern Company today reported earnings of $298 million, or 41 cents per share, in the first quarter. Cold weather and continued customer growth in the Southeast helped boost demand for electricity, and the company also had a solid performance from its competitive generation business.

The results compared with earnings of $224 million, or 32 cents per share, in the same period a year ago.

"By continuing to focus on the fundamentals that have made us successful, we are off to a good start in 2003," said Allen Franklin, chairman, president and chief executive officer. "Our commitment is to execute our strategy to meet our financial, operational and customer satisfaction goals for the full year."

As of March 31, Southern Company had 64,000 more customers than at the end of the first quarter a year earlier, as people and businesses continued to move into the region. Lower than normal temperatures in January and February also contributed to increased electricity sales. In addition, the first quarter results included a continued positive overall impact from rate proceedings in Alabama and Florida. These factors helped offset the negative effect of higher operating costs related to new generating units that were placed in service last year.

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First quarter revenues were $2.55 billion, compared with $2.21 billion in the first quarter of 2002.

Southern Company also said it expects to realize a one-time after-tax gain of about $88 million, or 12 cents per share, in the second quarter upon the closing of the previously announced early termination of all long-term wholesale power contracts between the company and Dynegy, Inc.

Reviewing operations, Franklin said electricity use by retail customers in Southern Company's four-state service area increased 3.2 percent in the first quarter, compared with the same period in 2002. In-home electricity needs were up 4.3 percent. Electricity use by commercial customers -- offices, stores and other non-manufacturing firms - increased 1.1 percent. Industrial energy use increased 4.0 percent.

Total sales of electricity to Southern Company's customers in the Southeast, including sales to other utilities, increased 9.1 percent.

In conjunction with this earnings announcement, Southern Company has posted on its Web site a package of detailed financial information on its first quarter performance. These materials are available at 7:30 a.m. EDT April 30 at www.southerncompany.com.

Southern Company's financial analyst call will be at 1 p.m. EDT April 30, at which time Franklin and Chief Financial Officer Tom Fanning will discuss earnings and earnings guidance and provide a general business update. Investors, media and the public may listen to a live Webcast of the call at www.southerncompany.com. A replay of the Webcast will be available at the site for 12 months.

With 4 million customers and nearly 37,000 megawatts of generating capacity, Atlanta-based Southern Company (NYSE: SO) is the premier super-regional energy company in the Southeast and a leading U.S. producer of electricity. Southern Company owns electric utilities in four states, a growing competitive generation company, an energy services business and a competitive retail natural gas business, as well as fiber optics and wireless communications. Southern Company brands are known for excellent customer service, high reliability and retail electric prices that are 15 percent below the national average. Southern Company has been named two consecutive years No. 1 on Fortune magazine's "America's Most Admired Companies" list in the Electric and Gas Utility industry. Southern Company has more than 500,000 shareholders, making its common stock one of the most widely held in the United States. Visit the Southern Company Web site at www.southerncompany.com.



Forward Looking Statements Note:
Certain information contained in this release is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning Southern Company's commitment to execute its strategy to meet its financial, operational and customer satisfaction goals for the full year 2003. Southern Company cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such indicated results will be realized.

 The following factors, in addition to those discussed in Southern Company's Annual Report on Form 10-K for the year ended Dec. 31, 2002, and subsequent securities filings, could cause results to differ materially from management expectations as suggested by such forward-looking information: the impact of recent and future federal and state regulatory change, including legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry and also changes in environmental and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations; current and future litigation, including the EPA civil action against certain subsidiaries of Southern Company; the effects, extent and timing of additional competition in the markets in which Southern Company's subsidiaries operate; the impact of fluctuations in commodity prices, interest rates and customer demand; state and federal rate regulation; political and legal conditions and developments in the United States; the performance of projects undertaken by the non-traditional business and the success of efforts to invest in and develop new opportunities; internal restructuring or other restructuring options that may be pursued; potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries; the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due; the effects of, and changes in, economic conditions in the areas in which Southern Company's subsidiaries operate, including the current soft economy; the direct or indirect effects on Southern Company's business resulting from the terrorist incidents on Sept. 11, 2001, or any similar such incidents or responses to such incidents; financial market conditions and the results of financing efforts; the timing and acceptance of Southern Company's new product and service offerings; the ability of Southern Company to obtain additional generating capacity at competitive prices; and weather and other natural phenomena.
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